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                                                                   Exhibit 10.71



                                                               December 31, 1999



         G.I. Promotion
         Via Salvini 5
         Milan Italy 20122

         Re:  GLOBAL SOURCING ARRANGEMENT

         Gentlemen:

         This letter summarizes the understandings between G.I. Promotions ("GIP"), and I.C. Isaacs & Company, L.P. ("Isaacs") with respect to certain global sourcing activities of Isaacs involving the production of garments branded with Marithe + Francois Girbaud ("GIRBAUD") trademarks for sale by GIRBAUD licensees other than Isaacs.

         1. GIP, because of the personality of its founders, its designers, its original trademark policy and the quality of its techniques, has acquired worldwide fame and prestige in the fashion design industry and has crystallized a growing and faithful clientele.

         2. Moreover, GIP has the rights to use certain drawings and models for fashion apparel, particularly those for products distributed under the name "MARITHE + FRANCOIS GIRBAUD" and related trademarks (the "Trademark").

         3. Isaacs has significant garment production and sourcing experience as a result of its longstanding manufacturing activities in Asia, the Middle East, Mexico, Europe and the United States, including with respect to GIRBAUD-branded apparel which it manufactures for distribution in the United States, Puerto Rico and certain Central and South American countries.

         4. We understand that GIP wishes Isaacs to make its sourcing and product development expertise available to third parties who have a Jeans and Casual license from GIP or a GIP affiliate to manufacture and distribute GIRBAUD-branded garments. Isaacs is pleased to make available such assistance to GIRBAUD-brand licensees. This assistance may include:

         -  consultation and coordination regarding product development

         - exchange of technical specifications (design, fabrication, trim, fit and fabric)

         - identification of manufacturing sources and agents o negotiation of product pricing and delivery

         - access to product samples and arranging for production of selling samples

         -  assistance in quality control

                 This assistance may be provided by Isaacs directly or through an affiliate or an agent of Isaacs. Isaacs' assistance applies only to garment designs which are a part of Isaacs' GIRBAUD product line unless otherwise agreed to by Isaacs on a case-by-case basis.

         5. With respect to the activities described in this Agreement and independently of their corporate name, Isaacs or an Isaacs affiliate designated by Isaacs (such as I.C. Isaacs Far East Ltd.) shall trade under the name "GIRBAUD Global Sourcing" in the form of letterhead reasonably approved by GIP.

         6. GIP and/or its affiliates will make reasonable efforts to encourage GIRBAUD licensees to take advantage of the product sourcing assistance available through Isaacs.


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         Isaacs agrees to cooperate with GIP and its affiliates in promoting the availability of such assistance. The parties will have a meeting at least every six months while this arrangement is in effect to discuss the activities undertaken under this arrangement and exchange views on ways of enhancing the services available to licensees hereunder. GIP or its affiliates will provide periodic technical and product development assistance in Hong Kong or another mutually agreed site at least twice each year.

         7. Isaacs will be responsible for coordination of product production with each manufacturer under this arrangement and will provide the global sourcing assistance on a fee basis based on each production/manufacturing arrangement established by or on behalf of Isaacs by an agency for a GIRBAUD licensee. Isaacs will transmit to the licensee the pricing per product units requested and the available delivery schedule, and will obtain manufacturers' confirmation of each order. Purchase orders will be issued directly by a licensee to the manufacturer or agent. Licensees will be responsible for opening any required letters of credit or other evidence of payment availability.

         8. In each case, a licensee's product pricing, as quoted to the licensee by Isaacs, will include a "facilitation fee" in the amount of Seven Percent (7%) of the total FOB pricing for each order shipped to a licensee. The manufacturer or agent will be responsible for collecting from licensees amounts due for products including the facilitation fee, and for remitting the facilitation fee to Isaacs or its designee. As its fee, Isaacs or its designee will be entitled to Five Percent (5%) of the total FOB pricing for each order shipped to a licensee under this arrangement. GIP or its designee will be entitled to Two Percent (2%) of the total FOB pricing for each order shipped to a licensee under this arrangement.

         9. Calculation of fees payable to GIP under this arrangement will be on a net basis, based on amounts actually collected by Isaacs or an affiliate and exclusive of taxes and other governmental levies. Isaacs will provide within 30 days after the end of each calendar quarter a statement of the activities undertaken under this global sourcing arrangement such report to be duly verified and signed by a company officer, including a documented description of the amount and FOB pricing of all products. GIP may audit once each calendar year on a confidential basis the records of Isaacs and its affiliates with respect to the payments made under this arrangement to ensure their accuracy.

         10. The product sourcing services described above do not include on-going supervision with respect to the production of the garments, design services, garment quality inspections, or product export/forwarding handling. As requested, Isaacs will arrange for an agent, or an outside service, to provide these services on a case-by-case basis at the expense of the licensee.

         11. Unless otherwise agreed to by Isaacs in writing on a case-by case basis, each licensee is responsible directly for the costs associated with any agent engaged for the purpose of conducting garment inspection and other day-to-day activities with respect to the product manufacturing process in any country and for the payment to the product source(s) of all production costs and product prices, including charges for production of selling samples. Isaacs will not be extending credit to licensees and will act only as an independent service contractor with respect to each licensee to whom it provides product sourcing assistance.

         12. Both parties understand that there is no guarantee that Isaacs' product sourcing assistance will result in all cases in securing manufacturers for products or in receiving competitive pricing for such products by the manufacturer. Neither party will make any warranties or guarantees to licensees with respect to the product sourcing services and all express and implied warranties, by law or otherwise, are disclaimed hereby. The parties agree that they will not seek any consequential, indirect or incidental damages against each other for any matter arising under this arrangement.

         13. Isaacs may in its discretion decline to render sourcing assistance to a GIRBAUD licensee in the event (i) legal, political or financial conditions reasonably suggest that such activities may expose Isaacs or GIP or their respective affiliates to liability, (ii) the


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         licensee imitates the product designs provided by Isaacs or otherwise violates the intellectual properly rights of GIP, (iii) has delinquent accounts with the manufacturers or an unacceptable payment history, or
         (iv) the licensee otherwise acts in a manner that would, in Isaacs' reasonable opinion, damage the reputation or business relationships of GIP or Isaacs.

         14. The parties agree that information relating to Isaacs' manufacturing, supply and production sources, including supplier information, delivery strategies, cost components, production plans and the terms of this undertaking between the parties are confidential information of Isaacs and its affiliates. As such, the parties will not disclose such information or any part thereof to the licensees or any other party. Licensees will not be permitted to place orders directly with Isaacs' manufacturers, agents and suppliers other than through the processes contemplated hereunder.

         15. Any knowledge which Isaacs should acquire of the know-how of GIP and its designers, of its fabric creations, of the treatment and assembling which constitute trade secrets shall not be used by Isaacs outside the scope of this Agreement, or for the benefit of a third party (other than Isaacs' agents and third manufacturer with respect to the activities contemplated hereunder) without the prior express written authorization of GIP.

         16. The term of the undertakings described in this letter will commence on the date of GIP's acceptance of this letter and will end on December 31, 2003 unless sooner terminated as a result of the early termination of thc license agreement between Isaacs and Latitude Licensing, Inc. (the `License Agreement"), or otherwise by agreement of the parties. This agreement may be renewed by either party for a period of two years if that party is not in breach of this Agreement at the time and the License Agreement has not been terminated.

         17. This Agreement may be terminated with immediate effect, by either party, by written notice sent to the other party, Certified Mail Return Receipt Requested, this without any legal or other formalities in case of any default by the other party of any of the obligations under this agreement that has remained without cure for thirty (30) days, at the latest, after notification to the defaulting party, via Certified Mail Return Receipt Requested.

         18. Upon the termination of this Agreement for any reason or its expiration, Isaacs agrees to forward to GIP via Certified Mail Return Receipt Requested a detailed and complete report of pending activities under this Agreement; and a detailed report of pending orders as of that date. Upon termination, Isaacs may see to completion the production of products which are subject to accepted orders from licensees as of the effective date of termination.

         19. This Agreement has been executed by G.I. Promotion in consideration of the implication and expertise of Bob Arnot in the sourcing activities.

         20. This Agreement is controlled and shall be interpreted in accordance with the laws of the State of New York, excluding its conflict of laws provisions.


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We are looking forward to a productive relationship as described above.

Sincerely,


By:    /s/ Robert J. Arnot
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      Robert Arnot, Chairman/CEO
      I.C. Isaacs & Company, Inc., as general partner
      Of I.C. Isaacs & Company, L.P.


Agreed to:

By:    /s/ Olivier Bachellerie
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      G.I. Promotion

Title:     President
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Date:      28 Decembre 1999
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